Exhibit 99.1

Tel-Instrument Electronics Corp Announces Results for First Quarter of 2011 Fiscal Year

CARLSTADT, N.J.--(BUSINESS WIRE)--August 26, 2010--Tel Instrument Electronics Corp. (“Tel” or “Company”) announced today that it sustained a net loss of approximately $275,000 in the first quarter of fiscal year 2011.

Sales in the first quarter increased to $2,455,280, an increase of $113,081 (4.8%) over the same period in the prior fiscal year. Further sales increases for this quarter were held back by production delays and the timing of the receipt of export licenses. However, the units not shipped in the first quarter are expected to be shipped in the balance of this fiscal year in addition to the units originally scheduled for shipment later in the year.

As predicted, operating expenses in the first quarter declined by approximately $240,000, or 14%, over the same period in the prior year primarily as a result of lower engineering costs due to two of the three key Company products nearing the completion of development. Both of these key new products are currently undergoing evaluation by the U.S. Navy. The Company believes that both products will be successfully evaluated and that upon successful completion of the evaluation, the Navy will exercise the remaining production options for the CRAFT AN/USM-708, and will allow the Company to begin production of the order for 102 units of the ITATS AN/ARM-206 already received.

The Company has also received a total of $17 million of delivery orders from the U.S. Army for the TS-4530A program, and the Company expects to begin shipping the qualification units by the end of the calendar year, which the Army will use for testing and evaluation.

Also in July 2010, the Company received an additional order for 160 AN/USM-708 pilot production units with a contract value of $3.6 million. Shipment of these units is scheduled to begin in September 2010.

As a result of the foregoing, as well as projected sales of other products, the Company anticipates a substantial increase in revenues and solid profits in this fiscal year ending March 31, 2011.

At June 30, 2010 the Company’s backlog was approximately $25.4 million as compared to approximately $14.7 million at June 30, 2009. The backlog at June 30, 2010 includes only the amount of currently exercised delivery orders on open IDIQ contracts, and the Company’s backlog is expected to materially increase when the large volume production orders for the AN/USM-708 and AN/USM-719 units are received.

The Company’s working capital and cash flow have substantially declined. The Company had raised approximately $800,000 in additional equity and debt financing, in addition to its borrowings from the bank on its line of credit, in the last fiscal year to support its operations. However, the Company requires additional capital to support its aggressive growth plans. As a result, on June 24, 2010 the Company entered into a non-binding term sheet with a private lender, providing that the Company and the Lender finish negotiating an agreement for a five year loan to the Company for $2.5 million at an interest rate of 14% per year. The nonbinding term sheet provides for additional terms to be included in the agreement, customary to these kinds of agreements, including a provision for warrants to the lender to purchase common shares at an exercise price equal to the closing price of the common shares on the NYSE-Amex at the date of the closing of the loan agreement. In the event of certain major corporate events, the lender would have the right to require the Company to purchase the warrant or warrant shares at prices related to the market price of the shares or related to Company operating income. Any final agreement will have other provisions negotiated by the parties. Although no assurance can be given, the Company is reasonably confident that an acceptable agreement can be concluded by the end of August 2010.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel Instrument Electronics Corp.
Mr. Joseph P. Macaluso, 201-933-1600